Exhibit 99.2

Consolidated Container Company Announces Cash Tender Offers and

Consent Solicitations for Outstanding Senior Secured Discount Notes and Senior

Subordinated Notes

February 23, 2007. Consolidated Container Company (“CCC”) announced today that it has commenced tender offers (the “Offers”) to purchase for cash any and all of the outstanding $207,000,000 aggregate principal amount at maturity of 10 3/4% Senior Secured Discount Notes due 2009 (CUSIP Nos. 20902YAF9 and 20902YAD4) of CCC and Consolidated Container Capital, Inc. (“Capital”) and the outstanding $185,000,000 principal amount of 10 1/8% Senior Subordinated Notes due 2009 (CUSIP No. 20902YAC6) of CCC and Capital (collectively, the “Notes”) and consent solicitations (the “Solicitations”) for certain proposed amendments to the indentures pursuant to which the Notes were issued, as well as the release of liens related to the Senior Discount Notes.

Holders of Notes must tender their Notes and deliver their consents at or prior to 5:00 p.m., New York City time, on March 8, 2007, unless such time and date is extended or earlier terminated (the “Consent Date”), to be eligible to receive the applicable Total Consideration (as defined hereafter). Holders of Notes who tender their Notes after the Consent Date but at or prior to 11:59 p.m., New York City time, on March 22, 2007, unless such time and date is extended or earlier terminated (the “Expiration Date”), will be eligible to receive the applicable Tender Offer Consideration (as defined hereafter). Holders who tender Notes must also deliver consents to the proposed amendments with respect to such Notes and the indenture which governs such Notes, as well as the release of liens related to the Senior Discount Notes. Holders may not deliver consents without also tendering their Notes, and holders who have validly tendered their Notes will be deemed by such tender to have delivered their consents.

The “Total Consideration” to be paid for each Note validly tendered and accepted for payment at or prior to the Consent Date, will be equal to (i) $1,040.60 for each $1,000 principal amount at maturity of Senior Secured Discount Notes and (ii) $1,014.00 for each $1,000 principal amount of Senior Subordinated Notes. The Total Consideration for each note so tendered includes a consent premium of $30.00 per $1,000 principal amount at maturity or principal amount, as applicable.

The “Tender Offer Consideration” to be paid for each Note validly tendered and accepted for payment after the Consent Date but at or prior to the Expiration Date, will be equal to (i) $1,010.60 for each $1,000 principal amount at maturity of Senior Secured Discount Notes and (ii) $984.00 for each $1,000 principal amount of Senior Subordinated Notes. Holders of Notes who validly tender and do not validly withdraw their Notes in the Offers will also be eligible to receive accrued and unpaid interest from the last interest payment to, but not including, the settlement date, payable on the settlement date. The settlement date is expected to occur promptly after the Expiration Date.

The Offers will be conditioned upon, among other things, the consummation of new senior secured credit facilities in an aggregate principal amount of $740.0 million (consisting of a $100.0 million asset-based revolving credit facility, a $390.0 million first lien term loan facility and a $250.0 million second lien term loan) or other similar financing, on certain terms and conditions satisfactory to CCC, which terms may be revised in CCC’s sole discretion. CCC intends to use a portion of the proceeds from such financing to fund the purchase of the Notes in connection with the Offers, to refinance CCC’s other secured indebtedness and for working capital, acquisitions and other corporate purposes.

Lehman Brothers Inc. is serving as the dealer manager for the Offers and solicitation agent for the Solicitations. Questions about the Offers should be directed to Lehman Brothers Inc., toll-free at (800) 438-3242 or (212) 528-7581 (collect), attention: Liability Management. The information agent for the Offers is D.F. King & Co. Inc. Requests for additional sets of the tender offer materials may be directed to D.F. King & Co. Inc., by calling toll-free at (800) 758-5378.

This press release is not an offer to purchase or a solicitation for consent in any state or jurisdiction in which such offer or solicitation would be unlawful prior to registration or qualification under the securities law of any such state or other jurisdiction. The Offers and Solicitations are only made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement, dated February 23, 2007.

Consolidated Container Company, which was formed in 1999, is a leading North American developer, manufacturer and marketer of rigid plastic containers for many of the largest branded consumer products and beverage companies in the world. CCC has long-term customer relationships with many blue-chip companies including Dean Foods, DS Waters of America, The Kroger Company, Nestle Waters North America, The Procter & Gamble Company, Exxon Mobil, Scotts and Colgate- Palmolive. CCC serves its customers with a wide range of manufacturing capabilities and services through a nationwide network of 56 strategically located manufacturing facilities and a research, development and engineering center located in Atlanta, Georgia. Additionally, the company has 3 international manufacturing facilities in Canada and Mexico.

This document may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such forward-looking statements, particularly those statements regarding the timing and effects of the Offer and Solicitation and the entry in to new credit facilities, reflect CCC’s current expectations and beliefs, are not guarantees of performance of CCC and are subject to a number of risks, uncertainties, assumptions and other factors including, without limitation, the possibility that (1) CCC is unable to complete the financing described above on favorable terms; (2) the available market for capital is negatively altered and (3) overall changes in the general economy, that could cause actual results to differ materially from those described in the forward-looking statements. For a further discussion of other risks, uncertainties, assumptions and other factors, see CCC’s filings with the Securities and Exchange Commission. CCC undertakes no duty to update forward-looking statements.

CONTACT:

                Richard Sehring, Consolidated Container Company, 678-742-4600